Exhibit 99.1

Omnicare Announces CEO Transition Plan

John Workman to Retire by End of 2014
Nitin Sahney Appointed Chief Executive Officer-Elect
Company Reaffirms 2014 Guidance

CINCINNATI, March 25, 2014 - Omnicare, Inc. (NYSE: OCR) today announced that Chief Executive Officer, John Workman, 62, will retire from the Company and its Board on or before December 31, 2014. Nitin Sahney, President and Chief Operating Officer, 51, has been appointed the Company’s President and CEO and a member of its Board upon Mr. Workman’s retirement.

Mr. Sahney has served as Omnicare’s President and Chief Operating Officer since 2012. As Omnicare’s President and Chief Operating Officer, Mr. Sahney has been responsible for the strategic and operational leadership for all of Omnicare’s business operations, which includes its Long-Term Care and Specialty Care Groups.

Mr. Workman said, “It has been an honor to lead Omnicare, and I am proud of the significant milestones we have achieved as a team. Omnicare is well-positioned both financially and operationally. I am confident that now is the right time to hand over the reins to Nitin, who is a highly qualified and capable leader, as part of a smooth and orderly transition.”

Mr. Sahney said, “It has been a pleasure working closely with John the past several years, and I am excited to build upon the successes we have accomplished together. Our Company plays a critical role in the pharmaceutical supply chain, and I look forward to working closely with Omnicare’s Board, management team and talented employees to further leverage our unique position as we approach a new era of growth.”

James D. Shelton, Chairman of the Board, said, “The Board is pleased to appoint Nitin as President and Chief Executive Officer of Omnicare upon John’s retirement. We are confident in Nitin’s ability to lead the continued execution of our strategic plan through the Company’s next phase of growth and development.

“On behalf of the Board, I would like to thank John Workman for his many contributions to Omnicare, first as EVP and CFO, then President and CFO, and then as CEO. During his tenure, John has improved Omnicare’s overall performance, significantly strengthened the balance sheet, and expanded the Company’s capital allocation program. John has created a strong platform for growth and we wish him all the best in his retirement,” added Mr. Shelton.

The Company reaffirmed its expected full-year 2014 guidance from continuing operations: revenue of $6.3 billion to $6.4 billion; adjusted cash earnings per diluted share (excluding special items) of $3.64 to $3.72; and cash flows from continuing operations of $475 million to $550 million (excluding settlement payments).

About Nitin Sahney

Upon being appointed President and Chief Operating Office in 2012, Mr. Sahney put together a plan to enhance operations in the Company’s Long-Term Care Group. Subsequent to implementation of this multi-phased plan, beds added increased 32% in 2013 and controllable bed losses decreased 52% in 2013, culminating in the Company’s first full year of net organic bed growth in over ten years. Prior to serving as President and Chief Operating Officer, Mr. Sahney led the design and formation of Omnicare’s Specialty Care Group in 2010 from multiple business entities into a cohesive operating segment through a focus on growth, operational excellence and accountability. Since the end of 2010, the Specialty Care Group has outpaced the market with a three-year compound annual growth rate for revenues and operating income of 31% and 24%, respectively.

Throughout his career, Mr. Sahney has led healthcare services companies from conception to rapid growth. As the founder of RxCrossroads, Mr. Sahney transformed a start-up into one of the nation’s fastest growing specialty pharmaceutical services companies, serving as the President and CEO from 2001 until 2007. When acquired by Omnicare in 2005, RxCrossroads was generating a high double-digit growth in revenues and EBITDA. Prior to founding RxCrossroads, he held a variety of leadership positions with Cardinal Health, Inc. with responsibility for patient services businesses and corporate business development.

From 2007 to 2010 Mr. Sahney managed a personal healthcare investment fund. Additionally, Mr. Sahney leveraged his industry leadership and knowledge of driving successful turnarounds to work closely with a number of large healthcare organizations and private equity firms in a strategic advisory capacity. Mr. Sahney graduated with a Bachelor of Arts in Economics from Punjab University and a Master of Business Administration from Clarion University.

About Omnicare

Omnicare, Inc., a Fortune 500 company based in Cincinnati, Ohio, provides comprehensive pharmaceutical services to patients and providers across the United States. As the market-leader in professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other chronic care institutions, Omnicare leverages its unparalleled clinical insight into the geriatric market along with some of the industry's most innovative technological capabilities to the benefit of its long-term care customers. Omnicare also provides key commercialization services for the bio-pharmaceutical industry through its Specialty Care Group. For more information, visit www.omnicare.com.

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Contact:
Patrick C. Lee
(513) 719-1507
patrick.lee@omnicare.com